U.S. SECURITIES AND EXCHANGE COMMISSION Washington D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d)
                 OF THE SECURITIES EXCHANGE ACT OF 1934

                     Date of Report July 13, 2005

                   ART'S-WAY MANUFACTURING CO., INC.
        (Exact Name of Registrant As Specified In Its Charter)

       Delaware                      0-05131            42-0920725
(State Or Other Jurisdiction of    (Commission         (IRS Employer
Incorporation or Organization)      File No.)         Identification
                                                        Number)

                              P.O. Box 288
                           Armstrong, IA 50514
            (Address of Principal Executive Offices) (Zip Code)

                            (712) 864-3131
                          (Telephone Number)

                            Not Applicable
      (Former name or former address, if changed since last report.)

ITEM 8.01 AMENDED PRESS RELEASE, PRIOR RELEASE HAD ERRORS, THAT HAVE BEEN CORRECTED.


ART'S-WAY SECOND QUARTER AND 6 MONTH RESULTS

ARMSTRONG, IOWA - Art's-Way Manufacturing Co., Inc., today (July 13,
2005) released the following results for the fiscal second quarter and six months ended May 31, 2005.

Highlights:
 "   Year to date income before tax increased 217%.
 "   Year to date sales were 27% ahead of the same period in 2004.
 "   Gross profit as percent of sales is up 3 percentage points year to date.

                 (all figures in thousands of dollars except per share amounts)

                                                Quarter Ended
                                        May 31, 2005         May 31, 2004

Net Sales . . . . . . . . . . . . . .    $ 3,800              $ 3,185
Gross Profit . . . . . . . . . . . .       1,023                  987
Income from Operations . . . . . . .         322                  251
Interest and Other Expense. . . . . .         74                   33
Income before Income Taxes . . . . .         249                  218
Income Tax Expense (Benefit). . . . .         99                 (100)
Net Income . . . . . . . . . . . . .         150                  318
Basic Income Per Share (a). . . . . .    $   .08              $   .16
Diluted Income Per Share (b) . . . .         .08                  .16

                                                Six Months Ended
                                       May 31, 2005         May 31, 2004

Net Sales . . . . . . . . . . . . .      $ 7,392              $	5,809
Gross Profit . . . . . . . . . . . .       2,278                1,622
Income from Operations . . . . . . .         853                  308
Interest and Other Expense . . . . .          85                   66
Income before Income Taxes . . . . .         768                  242
Income Tax Expense (Benefit) . . . .         275                 (100)
Net Income . . . . . . . . . . . . .         493                  342
Basic Income Per Share (a) . . . . .     $   .25              $   .18
Diluted Income Per Share (b) . . . .         .25                  .17

(a) Basic income per share based on the weighted average number of shares outstanding 1,944,385 and 1,938,176 for the quarter; and 1,941,280 and 1,938,176 for the six months ended May 2005 and 2004, respectively.
(b) Diluted income per share based on the weighted average number of shares outstanding 1,966,405 and 1,959,639 for the quarter; and 1,965,566 and 1,958,896 for the six months ended May 2005 and 2004, respectively.

Fiscal year 2005, second quarter and year to date net sales were 19% and 27%, respectively, higher than for the comparable periods one-year ago. Our new grinder mixer has generated considerable interest in the industry. Changes in our sales force also had an impact.

Gross profit, as a percent of sales, was 27% for the quarter ended May 31, 2005, as compared to 31% for the same period in 2004; this was due to a product mix shift. Gross profit as a percent of sales in the first quarter was 34% as compared to 24% in first quarter 2004. In the first quarter of our fiscal year we typically bill out a high percent of OEM equipment at lower margins. In 2005 a majority of those sales were pushed back into the second quarter; bringing our gross profit as a percent of sales down slightly for the quarter. Year to date gross profit as a percent of sales is 31% which is a 3% increase over the same period in 2004.

Our income before tax, year to date, is at $768,000, a $526,000 increase over the same period in 2004. The consolidation of our manufacturing locations has had a positive impact on our bottom line. Year to date our net income after tax is up $151,000, compared to a year ago, despite the fact that we started recognizing income tax expense due to the recognition of all our deferred tax assets in prior periods. We expect to record income tax expense each quarter as we earn profits going forward. While we are recording income tax expense we will not pay out those expenses in cash until we deplete our net operating loss carry forward, which is currently at approximately $1,090,000.

We continue our research and development of new products, with total spending year to date of $184,000. It is our belief that continuing to bring new products to market will enhance our future.

The order backlog as of May 31, 2005 is $3,042,000 compared to $3,936,000 one year ago. In 2004 our backlog started increasing significantly due to the introduction of our new 6812 sugar beet harvester. The introduction of the 6812 was soon followed by our new 5165 grinder mixer and we were able to maintain the order backlog for about a year. Now we are seeing our backlog fall back into our cyclical trend. We will have two new product offerings in 2006 and expect the backlog to peak again at that time. Our current order backlog consists primarily of sugar beet equipment.

Art's-Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet and potato harvesting equipment, edible bean equipment, land maintenance equipment, finished mowing and crop shredding equipment, seed planting equipment. Art's-Way also produces haylage machinery for several original equipment manufacturers (OEM's). Art's-Way also manufactures and distributes truck bodies used in the agricultural, industrial and commercial industries. After market service parts availability is also an important part of the Company's business.

This news release may include "forward-looking statements" within the meaning of the federal securities laws. These statements as to anticipated future results are based on current expectations and are subject to a number of risks and uncertainties such as quarterly fluctuations in results, customer demand for our products, the actions of our competitors, economic conditions, and management of growth. We caution readers not to place undue reliance upon any such forward-looking statements, as actual results may differ materially from expectations. More information about potential factors that could affect our business and financials results is included in our filings with the SEC.

The information in this Current Report on Form 8-K shall not be deemed filed for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    Art's-Way Manufacturing Co., Inc.
                                             (Registrant)

Date: July 13, 2005                      By: /s/ John C. Breitung

                                     John C. Breitung, President and CEO